Exhibit 99.3

Announcement of the decision to make a

voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot)

pursuant to Section 10 paras. 1 and 3 in connection with Sections 29 para. 1 and 34 of the

German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz – WpÜG)

Bidder:

Acorn HoldCo, Inc.

901 Explorer Boulevard

Huntsville, Alabama

United States

incorporated under the laws of Delaware, United States of America, and registered with the division of corporations of the state of Delaware, United States, under registration number 6141966.

Target:

ADVA Optical Networking SE

Märzenquelle 1-3

98617 Meiningen-Dreißigacker

Germany

incorporated under German law and registered with the commercial register of the local court of Jena, Germany, under HRB 508155

(WKN: 510300 / ISIN: DE0005103006)

On 30 August 2021, Acorn HoldCo, Inc. (the “Bidder”), a newly formed corporation incorporated under the laws of Delaware, United States, and a wholly-owned subsidiary of ADTRAN, Inc., a company incorporated under the laws of Delaware, United States with registered address in Wilmington, United States (“ADTRAN”), decided to make a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) to the shareholders of ADVA Optical Networking SE (the “Company”) for the acquisition of all non-par value bearer shares in the Company (ISIN DE0005103006), each share representing a proportionate amount of EUR 1.00 of the share capital of the Company, (the “ADVA Shares”) in the form of an exchange offer (the “Exchange Offer”).

As consideration for the tendered ADVA Shares, the Bidder offers for each tendered ADVA Share 0.8244 common shares in the Bidder (the “HoldCo Shares”).

Shortly prior to the settlement of the Exchange Offer, ADTRAN shall become a wholly-owned subsidiary of the Bidder through a merger of ADTRAN as surviving entity and an indirect wholly-owned subsidiary of the Bidder (“MergerSub”) in accordance with applicable Delaware law (the “Merger”). The Merger will be subject to the launch of the Exchange Offer and satisfaction of all offer conditions (as described below) of the Exchange Offer. Upon completion of the Exchange Offer and the Merger (together, the “Business Combination”), the Bidder will become the holding company for the Company and ADTRAN. ADTRAN shareholders would own approximately 54% and ADVA shareholders would own approximately 46% of the equity of the Bidder, assuming a tender of 100% of ADVA Shares.

The Exchange Offer will be subject to certain closing conditions, including the approval by a majority of ADTRAN shareholders, a minimum acceptance threshold of 70% of all ADVA Shares outstanding, antitrust approvals and foreign investment control clearances, the declaration of effectiveness by the U.S. Securities and Exchange Commission of the Registration Statement on Form S-4 regarding the issuance of HoldCo Shares, as well as other customary offer conditions.

The Bidder has concluded an irrevocable undertaking with EGORA Holding GmbH and its wholly-owned subsidiary EGORA Investments GmbH, under which such shareholders have committed to accept the Exchange Offer for in total 7,000,000 ADVA Shares which are held by them (representing approximately 13.7% of the Company’s share capital). The irrevocable undertaking qualifies as an “instrument” within the meaning of Section 38 German Securities Trading Act (Wertpapierhandelsgesetz, WpHG).

Today, ADTRAN, MergerSub, the Bidder and the Company entered into a business combination agreement regarding the principal terms and conditions of the Business Combination and the Exchange Offer as well as the mutual intentions and understandings with regard to the future collaboration.

The offer document for the Exchange Offer (in the German language and a non-binding English translation thereof) and other information relating to the Exchange Offer will be published on the internet at www.acorn-offer.com.

Important Notice

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares in the Company. The Exchange Offer itself as well as its terms and conditions and further provisions concerning the Exchange Offer will be set out in the offer document in detail after the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) has permitted the publication of the offer document. Investors and holders of shares in the Company are strongly advised to thoroughly read the offer document and all other relevant documents regarding the Exchange Offer upon their availability since they will contain important information.

The Exchange Offer will exclusively be subject to the laws of the Federal Republic of Germany and certain applicable provisions of securities laws of the United States of America. Any agreement that is entered into as a result of accepting the Exchange Offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

Munich, 30 August 2021

Acorn HoldCo, Inc.